FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
gbennett@alsic.com
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES SECOND QUARTER 2004 RESULTS

Chartley, Massachusetts, August 6, 2004. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $142 thousand or $0.01 per basic and diluted common share, on revenue of $1.4 million for the fiscal quarter ended June 26 2004. This compares with net income of $29 thousand, or $0.00 per basic and diluted common share on revenue of $1.1 million for the fiscal quarter ended June 28, 2003.

Grant Bennett, President, said: "The 28% increase in revenues represents increased demand for both existing and new products; the increased demand from new products is primarily for flip-chip applications. In this market segment, we believe AlSiC is making the transition from a specialty material to a mainstream solution for high-reliability, high-density applications as evidenced by an increasingly number of companies adopting AlSiC for these applications.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density microprocessor assemblies, wireless basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions in 2004, or a downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)

	Quarters Ended
	June 26,	June 28,
	2004	2003

Revenues	$1,417,219	$1,106,713

Net Income	$141,738	$ 29,019

Basic earnings per basic share	$0.01	$ 0.00

Weighted average basic shares	12,293,209	12,293,209

Diluted earnings per diluted share	$0.01	$ 0.00

Weighted average diluted shares	12,723,096	12,404,200